FROM OF PREMIER DEALER AGREEMENT

This Non-Exclusive Dealer Agreement ("Agreement") is entered into on November 1st 2010, by and between Solatube International, Inc., a Delaware corporation ("Manufacturer"), located at 2210 Oak Ridge Way, Vista, California  92081-8341, and Solar N’ Stuff  (“Dealer”) located at 1102 Highway 190, Suite D, Covington, LA 70433, in consideration of the promises made herein.

 1.           Appointment.

a.    Manufacturer hereby appoints Dealer as a non-exclusive dealer and installer of the entire line of products and related accessories manufactured and sold by the Manufacturer under the trade name "SOLATUBE" ("Products") in the Territory (defined below) for residential applications only.  This Agreement excludes all other products or devices manufactured and/or marketed by the Manufacturer under any other name.

b.    Dealer will have the non-exclusive right to distribute the Products in the following area only (“Territory"): The Parishes of Ascension, Assumption, East Baton Rouge, Ibenrille, Jefferson, Lafourche, Livingston, Orleans, Plaquemines, St. Bernard, St. Charles, St. James, St. John The Baptist, St. Tammany, Tangipahoa, Terrebonne, West Baton Rouge, within the State of Louisiana.

c.    Dealer will not directly or indirectly market, advertise, distribute or otherwise sell the Products outside of the Territory and will not knowingly permit any Products sold by Dealer to be marketed, advertised, distributed or resold outside of the Territory, unless otherwise approved in writing by Manufacturer, in its sole discretion.

d.    Dealer will not, either directly or indirectly, sell to any retail establishment or other party any Products for the purpose of resale unless Dealer obtains Manufacturer’s prior written approval.  Dealer may sell to builders and contractors (i.e. roofers, installers, etc.).

e.    This is not an exclusive Agreement.  Other dealers may be appointed to the Territory at the option of the Manufacturer.  Manufacturer may, at its sole option, advertise, market, or sell Products to any person or entity directly into the Territory.

            f.    Subject to the terms and conditions provided herein, Dealer may have a Website with written approval by Manufacturer.  Dealer will have the right to market and distribute the Products in the Territory via the Internet (“Internet Marketing & Sales”). Dealer’s Website and Internet Marketing and Sales must comply with criteria established by Manufacturer in its sole judgment.

2.           Appointment of Subdealers and Installers.  Dealer will not be entitled to appoint subdealers as agents.  Dealers will be entitled to appoint installers within the Territory, provided, however, the terms of this Agreement will be incorporated in all agreements Dealer may have with installers.  Prior to performing any installations, installers must successfully complete Manufacturer’s “Certified Installation Consultant” training program and attend any additional training related thereto.  Such training will be free of charge, however, the cost of travel, accommodations and incidentals will be the responsibility of Dealer or the installer.

3.           All Products.  Dealer will display, sell and install all Products available from Manufacturer.

4.           Dealer Performance.  Dealer will use its best efforts and perform in good faith according to reasonable commercial standards of fair dealing to competitively price, advertise, market, promote, distribute, install and service all of the Products within the Territory.

5.           Quality Control.   Dealer will be aware of, implement and ensure its installers are aware of and implement proper installation methods and techniques as developed now and in the future by Manufacturer.

6.           Training.  Manufacturer will make available to Dealer and Dealer’s installers reasonable marketing, Product, installation, “Certified Installation Consultant” and other training at Manufacturer's office.  Manufacturer will not charge Dealer for this training.  However, the cost of travel, accommodation, and incidental expenses of Manufacturer for the training will be the responsibility of the Dealer.  Dealer must complete this training within three (3) months of commencement of this Agreement. Additionally, Dealer must complete other training in the future as requested by Manufacturer.

7.           Showroom.  Dealer will immediately establish, and continuously maintain during the term of this Agreement, a showroom for the Products.  The showroom will be located within the Territory.  Unless otherwise agreed to in a signed writing by Manufacturer, the showroom will be specifically located at the approved location set forth in Exhibit “C” attached hereto and incorporated herein.  Prior to relocating a showroom or sales facility to a specific location, Dealer will obtain Manufacturer’s written consent which may be unreasonably withheld, in Manufacturer’s sole discretion.  Without limiting the generality of the forgoing, Manufacturer agrees not to locate another Premier Dealer showroom within ___ miles of Dealer’s showroom.

8.           Marketing and Advertising.  Manufacturer will provide Dealer with a periodic allotment of promotional, marketing or advertising items (“Sales Collateral”).  Thereafter, Dealer may, but will not be required to, purchase Sales Collateral from Manufacturer.  In addition, Dealer will be responsible for all other marketing, advertising, promotions and other items necessary to properly market and sell the Products in the Territory.

9.           Operating Techniques.  Dealer will be responsible for its own operating techniques, systems, marketing plans, accounting practices, procedures, and systems and personnel practices and policies.

10.           Prices and Terms.  The prices and terms for which Manufacturer will sell the Products to Dealer will be per Manufacturer's established pricing and credit policies, or as modified in writing by Manufacturer hereafter.  Dealer will be responsible for the payment of all freight and sales taxes relating to the Products.  Manufacturer will be entitled to vary the prices and terms for the Products by giving thirty (30) days written notice of such change to Dealer.

11.           Minimum Purchase.  Dealer will purchase a minimum number of Products pursuant to Exhibit “A” attached hereto and incorporated herein.  Manufacturer will have the right, in its sole and reasonable discretion, to increase the minimum purchase requirements on Exhibit “A” from time to time with thirty (30) days notice to Dealer.

12.           Payment for Orders.  Dealer will pay 100% of its initial order upon placing its order.  Dealer may apply for credit terms with Manufacturer, provided Dealer is not in default in payment of prior approved credit term amounts or any other provision of this Agreement.  Subject to credit approval by Manufacturer, Dealer will make payment for all orders within thirty (30) days of shipment of the order.  Manufacturer maintains the right to reject any sales order from Dealer should Dealer's credit history and/or credit limit warrant such rejection.  Manufacturer maintains the sole right to set and maintain a reasonable credit policy and limit for Dealer. Manufacturer reserves the right to change its credit policies at any time.

13.           Alteration or Replacement.  Without Manufacturer's written consent, Dealer will not alter the Products by way of design or materials used, or replace any component with any other component not supplied by Manufacturer.  Unauthorized alteration may void the Manufacturer's warranty.

14.           DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY.

a.           Manufacturer will provide a Limited Warranty for its Products as specified on the packaging material or inserts included with the Product.

b.           EXCEPT FOR THE LIMITED WARRANTY PROVIDED BY MANUFACTURER PER SECTION a ABOVE, THE PRODUCTS ARE PROVIDED "AS IS", WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND ANY SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

c.           IN NO EVENT WILL MANUFACTURER BE LIABLE FOR LOSS OF PROFITS, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES, INCLUDING BUT NOT LIMITED TO ANY CLAIM OR DEMAND AGAINST DEALER BY ANY OTHER PARTY ARISING OUT OF THIS AGREEMENT, OR THE EXISTENCE, FURNISHING OR FUNCTIONING OF ANY PRODUCTS OR USE BY DEALER OR ANY CUSTOMER OR THIRD PARTY OF ANY PRODUCTS.

d.           IN NO EVENT WILL MANUFACTURER BE LIABLE FOR ANY BREACH OF WARRANTY FOR IMPROPER INSTALLATION, AND DEALER WILL INDEMNIFY AND HOLD HARMLESS MANUFACTURER FROM AND AGAINST ANY SUCH CLAIMS.  TO THE FULLEST EXTENT ALLOWED BY LAW, MANUFACTURER’S LIABILITY TO ALL BUYERS FOR ALL CLAIMS WITH RESPECT TO THE PRODUCTS WILL BE LIMITED TO THE LESSER OF (A) THE COST OF REPLACING THE PRODUCTS; (B) THE COST OF OBTAINING EQUIVALENT PRODUCTS; OR (C) THE COST OF HAVING PRODUCTS REPAIRED.  SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SOTHE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU.

15.           Warranty Service.

a.  Dealer will offer a five (5) year warranty on the installation of the Products.  Dealer will perform all warranty service work in a timely and professional manner.
b.  In the event Dealer appoints an installer in accordance with this Agreement to install Products on behalf of Dealer, Dealer will enter into an installer agreement providing for, among other obligations, the obligation of the installer to provide a five (5) year warranty on the installation work.  Should the installer fail to perform any warranty service work thereunder within a reasonable time, Dealer will, at its cost, perform, or cause to be performed by another “certified” installer, the warranty work.

16.           Use of Name and Logo.  Except as expressly provided herein, Dealer will have no right to use the Manufacturer’s business name, trademark, service mark, logo or the word “Solatube” (collectively, “Marks”) or any SOLATUBE Products’ names for any purposes whatsoever including, without limitation, in Dealer’s name or domain name.  Dealer may use said Marks on Dealer’s Internet Website, operations, signage, business cards, and advertising according to usage guidelines provided by Manufacturer, as revised from time to time.  Further, Dealer may state on its advertising or marketing, "[Dealer name] is an authorized dealer of SOLATUBE products”.  Dealer agrees any such authorized use or statement will i) not alter the appearance of Manufacturer’s Marks and ii) be updated with any new Marks within sixty (60) days notice by Manufacturer.  Further, any such usage of the Marks must be presented in conjunction with Dealer's own name.  Upon termination of this Agreement, Dealer will discontinue its use of the Marks and any “authorized dealer of” statements.

17.           Term and Termination.

a.           Term.  This Agreement will commence on the date first written above and will continue for a term of three (3) years subject to earlier termination as provided herein.

b.           Termination.

(1)           Either party may terminate this Agreement in the event of any failure of the other party to perform its material obligations under this Agreement, if such failure is not cured within thirty (30) days after receipt of written notice from the non-defaulting party.  Such notice of default must contain a sufficient description of the breach to put the defaulting party on notice,

(2)           Manufacturer may terminate this Agreement in the event of Dealer’s:  (i) failure to pay for Products when due, (ii) failure to meet minimum purchase requirements, (iii) misuse of any Manufacturer or Product name, logo or Marks, (iv) selling outside the Territory or via the Internet, (v) altering Products, (vi) selling competing products.

(3)           Termination of this Agreement for any reason will not release either party from any liability which at the time of termination had already accrued or may accrue as to any act or omission prior to termination.

c.           Return of Materials.  On termination of this Agreement, Dealer will immediately cease marketing the Products and will return only the sales and proprietary materials of Manufacturer in its possession or under its control to Manufacturer, via UPS "Ground" service or the equivalent.  Actual shipping charges for such return will be paid by Manufacturer.

d.           Repurchase of Products.  Upon termination of this Agreement, Manufacturer will repurchase any inventory of Products held by Dealer for Dealer's actual purchase price less a twenty percent (20%) restocking charge by giving thirty (30) days notice of the exercise of such option to Dealer, provided that the Products are not obsolete and are in merchantable condition.

18.           Internet Access and E-Mail.  Dealer will obtain and maintain access to the Internet and at least one (1) e-mail account.  High speed Internet access is recommended. Dealer will provide Manufacturer with its e-mail address for the purpose of receiving all communication from Manufacturer.

19.           Independent Contractor.  Each party acknowledges Dealer is an independent contractor under this Agreement and nothing contained herein will be construed to constitute a joint venture, employment, agency or franchise arrangement between the parties hereto.

20.           No Competitive Products.  During the term of this Agreement, Dealer will not, directly or indirectly, promote, participate or engage in any activity or other business competitive with Manufacturer’s, including without limitation, selling, marketing, or installing products similar to the Products, including any skylights or ventilation products.

21.           Non_Disclosure.   Concurrently with the execution of this Agreement, Dealer and Manufacturer will enter into and be bound by a Mutual Non-Disclosure Agreement in form and substance as Exhibit “B” attached hereto and incorporated herein.

22.           Assignment or Transfer.  This Agreement may not be assigned or transferred in whole or in part by Dealer without the prior written consent of Manufacturer.  The term assignment will include any transfer of more than one third of the outstanding shares or other indicia of control of Dealer.  This Agreement will be binding on and inure to the benefit of the successors, heirs and assigns of each of the parties hereto.

23.           Waiver.  The failure by either party at any time to require performance of the other party of any provision of this Agreement will in no way affect the right of such party thereafter to enforce the same provision, nor will the waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

24.           General Provisions.

a.           Notices.  Any notice required or permitted to be sent hereunder will be deemed delivered if personally delivered, telecopied or mailed, postage prepaid by registered or certified mail, return receipt requested, to the address set forth above, or such other addresses of which either party may notify the other.

b.           Entire Agreement, Amendment.  This Agreement and all schedules attached hereto contains the entire agreement between the parties.  All prior agreements, representations, statements, negotiations and undertakings are hereby superseded.  This Agreement will not be amended or modified except by an instrument in writing signed by both parties.

c.           Severability.  If any provision of this Agreement is found to be invalid by any arbitrator or court of competent jurisdiction, such finding will in no event invalidate the other provisions of this Agreement.

d.           Governing Law and Choice of Form.  This Agreement will be governed by and construed in accordance with the laws of the State of California and any dispute or controversy arising hereunder will be adjudicated in the County of San Diego, State of California.

e.           Arbitration.  Any controversy or claim arising out of or related to this Agreement, or the breach thereof, will be settled by non-binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in the County of San Diego, State of California.

f.           Attorneys' Fees.  In the event either party brings an action against the other based on this Agreement, the prevailing party in such action will be entitled to recover the costs of such action, including without limitation, attorneys' fees.

g.           Captions.  Captions and section headings in this Agreement are for convenience only and will not be used in construing it.

h.           Joint and Several Liability.  In the event more than one person or entity is the "Dealer" under this Agreement, then the obligations of all such persons under this Agreement will be joint and several.

i.           Force Majeure.  Each party will be excused from performance hereunder (other than performance of obligations to make payment) for any period and to the extent that it is prevented from performing pursuant hereto, in whole or in part, as a result of delays caused by the other or third parties or an act of God, war, terrorism, civil disturbance, court order, labor dispute, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment.  Such non-performance will not be a default hereunder or grounds for termination hereof.

IN WITNESS WHEREOF, the undersigned have executed this Premier Dealer Agreement as of the year and date first written above.

Manufacturer:		Dealer:
Solatube International, Inc. a Delaware corporation		Solar n’ Stuff. a Louisiana corporation

By:	/s/ Robert E. Westfall, Jr.	By:	/s/ Brian Barrilleaux
	Robert E. Westfall, Jr.		Brian Barrilleaux
	President		President

EXHIBIT “A”

Minimum Purchase Requirements

January 1, 2011 to December 31, 2011: $216.675

January 1, 2012 to December 31, 2012: 1$270,843.75

January 1, 2013 to December 31, 2013: $338,554.69

EXHIBIT “B”

Form of Mutual Non-Disclosure Agreement

[attached]

PREMIER DEALER

MUTUAL NON-DISCLOSURE AGREEMENT

THIS AGREEMENT, is made this 1st day of November, 2010 (“Effective Date”) by and between Solatube International, Inc., a Delaware corporation, having a principal place of business at 2210 Oak Ridge Way, Vista, CA 92081 (hereinafter “Solatube”), and _________________ having a principal place of business at ______________________ (hereinafter “Dealer”).  Solatube and Dealer will each be referred to as a “Party” and collectively as, “Parties”.

WHEREAS, both Parties intend to disclose to each other proprietary/company-confidential information for the purpose of performing under the Premier Dealer Agreement entered into between the Parties on the Effective Date hereof.

NOW, THEREFORE, in consideration of the mutual exchange of Information (defined below) and for other good and valuable consideration, the Parties agree as follows:

1.           Proprietary/company-confidential information (hereinafter referred to as “Information”) means any information, oral or written, that is not generally known outside of the disclosing Party including, but not limited to, information relating to the disclosing Party, its customers, suppliers and other persons or entities with whom the disclosing Party does business, its  products, designs, methods of manufacture or research; information relating to the disclosing Party's business operations such as its marketing plans, customer lists, pricing, and pricing methods, budgets, sales records, financial information, sales and promotions, distribution formulas, market analysis, as well as its personnel and organizational data; and information such as patents, copyrights, confidential information, documentation, materials, flow charts, systems procedures, manuals, codes, software, computer instructions, techniques, processes, confidential reports, models, diagrams, know-how, trade secrets, forms, specifications, data, and similar or related materials disclosed in connection with this Agreement.  Information may include proprietary information or data supplied by organizations or persons not a party to this Agreement, only to the extent that the disclosing Party has rights to disclose such information.  Where possible, each Party will identify any Information disclosed hereunder with an appropriate, conspicuous legend (such as “Proprietary” or “Company Confidential”).  When practical, non-tangible disclosures (i.e., discussions, briefings, etc.) identified as proprietary or company-confidential at the time of disclosure will be summarized in writing, identified with a legend as described above, and forwarded to the other Party within thirty (30) days of disclosure.  Each Party’s duty to protect such Information will commence from initial disclosure.

2.           The receiving Party will hold the disclosing Party’s Information in strict confidence and will use it only for the purpose of this Agreement.  The receiving Party will limit distribution of the disclosing Party’s Information only to those individuals within its organization who have a need to know such Information in connection with the purpose of this Agreement.  The receiving Party will not disclose any of the disclosing Party’s Information to any other person, organization, or corporation without the disclosing Party’s prior written approval.

3.           The receiving Party will protect the disclosing Party’s  Information in the same manner and with at least the same degree of care that the receiving Party uses to protect its own proprietary/company-confidential Information (but in no event with less than a reasonable degree of care), including causing any of its employees, agents, contractors and/or subcontractors who render services under or in connection with this Agreement to execute non-disclosure agreements adequately requiring them to keep the Information secret.  However, the receiving Party will not be required to keep confidential any Information which:

a)	is or becomes publicly available, other than through the fault or negligence of the receiving Party;
b)	was known to the receiving Party, without restriction, at the time of receipt;
c)	is rightfully and lawfully obtained by the receiving Party from a third party rightfully and lawfully possessing the same without restriction;
d)	is independently developed by the receiving Party without having had access to the Information disclosed hereunder;
e)	is obligated to be produced under an order of a court of competent jurisdiction, providing that the disclosing Party is immediately notified by the receiving Party;
f)	is disclosed in any event, after the expiration of five (5) years from the date such Information was delivered to the receiving Party.

4.           All Information obtained by the receiving Party hereunder, together with all copies made thereof, will remain the property of the disclosing Party and will be returned to the disclosing Party, or destroyed by the receiving Party promptly upon request by the disclosing Party.  Upon reasonable request, the receiving Party will promptly submit to the disclosing Party a certificate of destruction.

5.           Except as specifically provided for herein, the receiving Party will not make use of the disclosing Party’s Information for its own benefit or the benefit of any third party.  The receiving Party agrees to notify the disclosing Party as soon as possible if it becomes aware of any misappropriation, misuse, or disclosure of the disclosing Party’s Information by any of the receiving Party’s employees, officers, agents, contractors, or subcontractors.

6.           Neither the Information nor the act of disclosure thereof by the disclosing Party will constitute a grant of any license of any kind either under any trademark, patent or copyright, or application for same, or otherwise, nor will they constitute any representation, warranty, assurance, guarantee, or inducement by the disclosing Party with respect to the infringement of any trademark, patent, copyright, any right of privacy, or any right of third persons.

7.           This Agreement will be effective as of the Effective Date and will terminate two (2) years after termination of the Premier Dealer Agreement between the parties executed earlier this date and as hereinafter amended.

8.           Points of Contact for each Party for all communication pertaining to this Agreement, and which are subject to change upon written notice are as follows:

For Solatube International, Inc.	For

Solatube International, Inc. 2210 Oak Ridge Way Vista, CA 92081 Attn: Robert E. Westfall, Jr. Phone: 760.597.4400 Fax: 760.599.5181	Attn: Phone: Fax:

9.            This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Parties.  No other written or oral agreement, statement, or representation will alter its provisions.

10.          This Agreement, which will be governed by the laws of the State of California, represents the complete and exclusive understanding of the Parties pertaining to the disclosure of Information.  It may be amended only by a mutually executed writing.

11.           If any provision of this Agreement will be held invalid in a court of law, the remaining provisions will be construed as if the invalid provision were not included in this Agreement.

12.           In any litigation, arbitration or other proceeding by which one Party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing Party will be awarded reasonable attorney fees, together with any costs and expenses incurred to resolve the dispute and enforce the judgment.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Solatube International, Inc.                                                      and
a Delaware corporation

By: ______________________ Date:  ________    By: ______________________ Date:  ________
     Robert E. Westfall, Jr.
     President

EXHIBIT “C”

Approved Showroom Locations

This Exhibit “C” sets forth the location at which Dealer is authorized to operate as described in this Agreement.

Approved showroom location: _______________________________

This Exhibit “C” may be amended from time to time, subject to the procedures and requirements of this Agreement.

This Exhibit “C” is effective as of ______________, 2010.

Dealer’s initials and date: _________________

Manufacturer’s initials and date: _________________